                                                                   EXHIBIT  12

                             MARSHALL & ILSLEY CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                        ($OOO's)

                    9 Months
                     Sept 30
EARNINGS              1994      1993      1992      1991      1990      1989
                    --------- --------- --------- --------- --------- ---------
Earnings before
income taxes,
extraordinary
items and
cumulative effect
of changes in
principles           $91,713  $264,584  $231,792  $186,738  $143,192  $161,140

Fixed charges,
excluding interest
on deposits           53,175    47,905    50,687    66,641    85,234   102,398
                    --------- --------- --------- --------- --------- ---------
Earnings including
fixed charges but
excluding interest
on deposits          144,888   312,489   282,479   253,379   228,426   263,538

Interest on deposits 188,602   272,100   334,443   448,757   466,537   426,008
                    --------- --------- --------- --------- --------- ---------
Earnings including
fixed charges and
interest on
deposits            $333,490  $584,589  $616,922  $702,136  $694,963  $689,546
                    ========= ========= ========= ========= ========= =========

FIXED CHARGES:

Interest Expense:

Borrowings:
 Short-term          $27,972   $18,010   $17,606   $32,065   $56,849   $74,831
 Long-term            19,998    23,088    26,439    27,770    22,524    22,057

One-third of rental
expense for all
operating leases
(the amount deemed
representative of
the interest factor)   5,205     6,807     6,642     6,806     5,861     5,510
                    --------- --------- --------- --------- --------- ---------
Fixed charges
excluding interest
on deposits           53,175    47,905    50,687    66,641    85,234   102,398

Interest on Deposits 188,602   272,100   334,443   448,757   466,537   426,008
                    --------- --------- --------- --------- --------- ---------
Fixed charges
including interest
on deposits         $241,777  $320,005  $385,130  $515,398  $551,771  $528,406
                    ========= ========= ========= ========= ========= =========


RATIO OF EARNINGS TO FIXED CHARGES

Excluding interest
on deposits             2.72 x    6.52 x    5.57 x    3.80 x    2.68 x    2.57 x

Including interest
on deposits             1.38 x    1.83 x    1.60 x    1.36 x    1.26 x    1.30 x